Exhibit 99.1

PTC Completes Acquisition of ST-920 Fabry Disease Gene Therapy

– Completion of BLA submission expected in Q4 2026 –

WARREN, N.J., Sept. 21, 2026 – PTC Therapeutics, Inc., (NASDAQ: PTCT) today announced that it completed the previously announced agreement with Sangamo Therapeutics, Inc. to acquire ST-920 – a BLA-stage, one-time administered AAV gene therapy for Fabry disease. A rolling BLA submission to FDA for accelerated approval of ST-920 is expected to be completed in Q4 2026.

“Our team looks forward to completing the ST-920 BLA submission and potentially bringing a one-time administered, safe and effective durable disease treatment that addresses the limitations of chronic enzyme replacement therapy to the Fabry community,” said Matthew B. Klein, M.D., Chief Executive Officer.

About ST-920

ST-920 or isaralgagene civaparvovec is a one-time administered AAV gene therapy product candidate for the treatment of Fabry disease. In clinical studies, isaralgagene civaparvovec enabled long-term production of the deficient alpha-galactosidase A (α-Gal A) enzyme and significant reduction in globotriaosylceramide (Gb3) levels with durable clinical benefit and reduction of the burden associated with chronic Enzyme Replacement Therapy (ERT). The FDA has granted Orphan Drug, Fast Track, and RMAT designations to isaralgagene civaparvovec, which has also received Orphan Medicinal Product designation and PRIME eligibility from the European Medicines Agency and Innovative Licensing and Access Pathway from the U.K. Medicines and Healthcare products Regulatory Agency.

About Fabry Disease

Fabry disease is a lysosomal storage disorder caused by mutations in the galactosidase alpha gene (GLA), which leads to deficient alpha-galactosidase A (α-Gal A) enzyme activity, which is necessary for metabolizing globotriaosylceramide (Gb3). The buildup of Gb3 in the cells can cause serious damage to vital organs, including the kidney, heart, nerves, eyes, gut and skin. Symptoms of Fabry disease can include decreased or absent sweat production, heat intolerance, angiokeratoma (skin blemishes), vision problems, kidney disease, heart failure, gastrointestinal disturbance, mood disorders, neuropathic pain and tingling in the extremities.

About PTC Therapeutics, Inc.

PTC is a global biopharmaceutical company dedicated to the discovery, development and commercialization of clinically differentiated medicines for children and adults living with rare disorders. PTC is advancing a robust and diversified pipeline of transformative medicines as part of its mission to provide access to best-in-class treatments for patients with unmet medical needs. The company’s strategy is to leverage its scientific expertise and global commercial infrastructure to optimize value for patients and other stakeholders.

For more information please contact:

Investors:

Ellen Cavaleri

+1 (615) 618-6228

ecavaleri@ptcbio.com

Media:

Jeanine Clemente

+1 (908) 912-9406

jclemente@ptcbio.com

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. All statements contained in this release, other than statements of historic fact, are forward-looking statements, including the Company’s expectations regarding the anticipated benefits of ST-920; the timing of and potential for regulatory submissions and potential commercial launch for ST-920; and PTC’s strategy, future operations, future financial position, future revenues, projected costs; and the objectives of management. Other forward-looking statements may be identified by the words, “guidance,” “plan,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “aim,” and similar expressions.

PTC’s actual results, performance or achievements could differ materially from those expressed or implied by forward-looking statements it makes as a result of a variety of risks and uncertainties, including those related to: PTC’s ability to complete the BLA submission and obtain regulatory approval for and then commercialize ST-920; the outcome of pricing, coverage and reimbursement negotiations with third party payors for PTC’s products or product candidates that PTC commercializes or may commercialize in the future; expectations with respect to Sephience, including commercialization and the potential achievement of sales milestones and contingent payments that PTC may be obligated to make; PTC’s ability to maintain its marketing authorization of Translarna for the treatment of nmDMD in geographies in which it has been approved and the effect of the European Commission’s adoption of the negative opinion from the Committee for Medicinal Products for Human Use (CHMP) on Translarna and the withdrawal of the Translarna NDA in the US on other regulatory bodies; expectations with respect to PTC’s license and collaboration agreement with Novartis Pharmaceuticals Corporation for votoplam for the treatment of Huntington’s disease including its right to receive development, regulatory and sales milestones, profit sharing and royalty payments from Novartis, the design and expected timing of clinical trials and studies, the availability of data, and regulatory submissions and responses, including potential accelerated approval; expectations with respect to ST-920, including the potential achievement of regulatory milestone payments that PTC may be obligated to make; expectations with respect to Upstaza/Kebilidi, including commercialization, manufacturing capabilities, and the potential achievement of sales milestones and contingent payments that PTC may be obligated to make;

expectations with respect to vatiquinone, including with respect to the design and expected timing of clinical trials and studies, the availability of data, and regulatory submissions and responses and potential approvals and other matters; expectations with respect to the commercialization of Evrysdi under PTC’s SMA collaboration; expectations with respect to the commercialization of Tegsedi and Waylivra; expectations regarding PTC’s product candidates, including the timing of clinical trials and studies; significant business effects, including the effects of industry, market, economic, political or regulatory conditions; changes in tax and other laws, regulations, rates and policies; the eligible patient base and commercial potential of PTC’s products and product candidates; PTC’s scientific approach and general development progress; PTC’s ability to satisfy its obligations under the terms of its lease agreements; the sufficiency of PTC’s cash resources and its ability to obtain adequate financing in the future for its foreseeable and unforeseeable operating expenses and capital expenditures; and the factors discussed in the “Risk Factors” section of PTC’s Annual Report on Form 10-K, as well as any updates to these risk factors filed from time to time in PTC’s other filings with the SEC. You are urged to carefully consider all such factors.

As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that any product will receive or maintain regulatory approval in any territory, or prove to be commercially successful, including Sephience, Translarna, Emflaza, Upstaza, Kebilidi, Evrysdi, Tegsedi, Waylivra or ST-920.

The forward-looking statements contained herein represent PTC’s views only as of the date of this press release and PTC does not undertake or plan to update or revise any such forward-looking statements to reflect actual results or changes in plans, prospects, assumptions, estimates or projections, or other circumstances occurring after the date of this press release except as required by law.